EXHIBIT 99.1
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                    PRESS RELEASE DATED JANUARY 22, 2003

                         NEWELL RUBBERMAID APPOINTS
               NIKE'S THOMAS CLARKE TO ITS BOARD OF DIRECTORS

   FREEPORT, Ill., January 22, 2003 - Newell Rubbermaid Inc. (NYSE: NWL) today announced the appointment of Dr. Thomas E. Clarke, president, new business ventures for Nike Inc., and an executive with broad experience in the consumer products industry, to its board of directors. Newell Rubbermaid's board appointed Dr. Clarke to fill a newly created vacancy and will nominate him for election at the company's annual shareholders' meeting May 7 in Chicago.

   In announcing his appointment, Newell Rubbermaid's chief executive officer Joe Galli cited Dr. Clarke's extensive global brand management, marketing and product development expertise and organizational development experience.

   Dr. Clarke, age 51, joined Nike in 1980 after completing his PhD in Biomechanics from Pennsylvania State University and has spent his entire professional career with the company. In his current role with Nike, Dr. Clarke is responsible for the recently created new business ventures operation, which targets new product markets and diversification efforts for Nike Inc. worldwide. During his six-year tenure as president and chief operating officer, Nike more than doubled revenue, progressing from $3.8 billion to over $9.0 billion. Most notably during this time period, Nike increased business outside the U.S. by 20% per year, grew apparel almost fourfold to a $3 billion worldwide business and established credibility in the most important global sport, football.

   "We are very pleased that Tom has agreed to join us and look forward to the extensive brand development and marketing expertise he brings to our board of directors," said Mr. Galli. "Tom played an integral role in the globalization of Nike and will be instrumental in contributing to the strategic direction of Newell Rubbermaid."

   About the Company

   Newell Rubbermaid is a global marketer of consumer products with 2001 sales of nearly $7 billion and a powerful brand portfolio including Sharpie{R}, Paper Mate{R}, Parker{R}, Waterman{R}, Colorific{R}, Rubbermaid{R}, Stain Shield{TM}, Blue Ice{R}, TakeAlongs{TM}, Roughneck{R}, Calphalon{R}, Little Tikes{R}, Graco{R}, Levolor{R}, Kirsch{R}, Shur-Line{R}, BernzOmatic{R}, Goody{R}, Vice-Grip{R}, Quick-Grip{R}, Irwin{R} and Lenox{R}. The company is headquartered in Freeport, Ill. And employs approximately 48,000 employees worldwide.







   Company Contacts

   Jesse Herron, Director - Investor Relations, (815) 381-8150

   Victoria Gilbert, Manager - Corporate Communications, (815) 381-8151